Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Jones Lang LaSalle Incorporated:
We consent to the use of our reports dated February 28, 2023, with respect to the consolidated financial statements of Jones Lang LaSalle Incorporated, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Chicago, Illinois
September 18, 2023